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Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

        I hereby consent to be named in the Registration Statement on Form S-3 of United Surgical Partners International, Inc. relating to the proposed offering of common shares (Registration No. 333-99309) (the "Registration Statement"), including in any amendment or supplement to any prospectus included in the Registration Statement, any amendment to the Registration Statement or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. Furthermore, I agree with the statements concerning myself under the caption "Management."

By:
/s/ JERRY P. WIDMAN Jerry P. Widman
Address:	144 Fort Sumter Way St. Charles, MO 63303

Date: September 30, 2002

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CONSENT OF DIRECTOR NOMINEE UNITED SURGICAL PARTNERS INTERNATIONAL, INC.